UNITED STATES
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SCHEDULE 14A

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Virtusa Corporation
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Virtusa Highlights Three Pillar Strategic Plan and Impact

and Refreshed, Independent Board of Directors

Strategic Execution Creating Significant Shareholder Value and Momentum

Board Unanimously Recommends Shareholders Vote "FOR" the Company's Two Independent and Highly Qualified Director Nominees on the WHITE Proxy Card

Files Definitive Proxy Statement and Mails Letter to Shareholders

SOUTHBOROUGH, Mass. – Aug. 17, 2020 – Virtusa Corporation (NASDAQ GS: VRTU), a leading IT services provider that enables the digital transformation of Global 2000 enterprises by imagining, building and implementing the end-to-end technology solutions that are essential to compete in a digital-first world, today filed its definitive proxy statement with the U.S. Securities and Exchange Commission and mailed a letter to shareholders in connection with its 2020 Annual Meeting of Stockholders (the "2020 Annual Meeting").

In its letter, the full text of which is below, the Board highlights:

•	The successful execution of the Company’s Three Pillar Strategic Plan, as evidenced by the Company’s strong first quarter results;
•	Its track record of and ongoing commitment to board refreshment and corporate governance best practices; and
•	Its extensive conversations with New Mountain Capital (“NMC”) in order to avoid the cost and distraction of a proxy fight.

The Virtusa Board unanimously recommends that shareholders vote on the WHITE proxy card "FOR" the Company’s two independent and highly qualified director nominees, Al-Noor Ramji and Joseph G. Doody, at this year’s 2020 Annual Meeting on October 2, 2020.

Virtusa’s definitive proxy materials, letter to shareholders and other materials regarding the 2020 Annual Meeting can be found on the Company's investor relations webpage.

Dear Fellow Shareholder:

This is a pivotal moment in the continued growth trajectory of Virtusa and an important inflection point for the Information Technology (IT) services industry. Over the past several years, Virtusa has helped lead the digital transformation of scores of Global 2000 enterprises by imagining, building and implementing the end-to-end technology solutions that are essential to compete in a digital-first world. Today, demand for our services is increasing, as businesses across the world grapple with the need to accelerate digital adoption in order to better serve their customers and partners.

The impact of COVID-19 has intensified that demand while having a profound impact on our industry and what is required to lead in these times of the “New Normal.” Since the onset of the pandemic, your Board and management team have been laser focused on the leadership steps necessary to strengthen our business protocols and refine our strategies to offset pandemic-induced challenges while taking advantage of the opportunities; and doing so in ways that protect the health and the safety of our team members. The positive response from our clients and team members and the top- and bottom-line progress we are seeing are incredibly affirming. It is clear that these unprecedented times call for steady and stalwart leadership, that our actions are the right actions, and that now, more than ever, the clients we serve need Virtusa as a trusted partner to help them maximize the return on their growing investments in Digital Transformation.

Despite the myriad of challenges, Virtusa has continued operating with efficiency, focus and a determination to help our clients create, implement and sustain digital infrastructures that ensure both business continuity and competitive advantage. As a result, in a year thus far marked by high volatility and market uncertainty, we have positioned Virtusa to capture significant opportunities both in the current environment and over the long-term, and have done so under the oversight and direction of a highly engaged and competent Board of Directors and management team.

YOUR BOARD, MANAGEMENT TEAM AND OUR PLAN ARE DELIVERING COMPELLING RESULTS

Our first quarter 2021 financial results and second quarter 2021 guidance underscore the progress we are making in executing on our Three Pillar Strategic Plan, which is focused on three foundational objectives:

•	Increasing our profitable revenue growth;
•	Achieving greater revenue diversification; and
•	Improving our long-term gross and operating margins

Along with the plan, your Board is committed to enhancing the value of your investment in Virtusa. To ensure we continue down the right path, over the past several years, we have undertaken an ongoing, deliberate and thoughtful board refreshment, including the addition of five new independent directors since 2016, and most recently appointing Abidali Neemuchwala in June of 2020. Mr. Neemuchwala is the former CEO of Wipro and led their transformation into a next generation technology and consulting company well placed for the digital age. As a result, our Board today comprises a group of diverse, independent directors with strong relevant experience, impeccable credentials and the requisite expertise to help drive exceptional value for all shareholders.

Paradoxically, one of our shareholders, New Mountain Capital (“NMC”), has launched a proxy contest in an attempt to install NMC executive Ramakrishna Prasad Chintamaneni, and one other representative, Patricia "Patty" Morrison, to a Board that already possesses both independent directors with deep IT experience and industry pedigree, as well as significant shareholder representation. In an effort to avoid an unproductive proxy contest and accommodate NMC’s request for Board representation, Virtusa’s Board offered to appoint Mr. Chintamaneni as an independent director. Unfortunately, NMC rejected this proposal and instead chose to continue pursuing a distracting public contest.

We urge you to ignore NMC’s demands and protect the value of your investment by voting today on the enclosed WHITE proxy card "FOR" Al-Noor Ramji and Joseph G. Doody, who will stand for re-election to the Company’s Board of Directors at the Company’s 2020 Annual Meeting of Stockholders, to be held on October 2, 2020. We further encourage you to discard any proxy materials you receive from NMC, and remind you that returning their blue proxy card, even as a protest vote, may cancel your earlier vote for your Company’s director candidates. Only your latest dated proxy card will be counted at the Annual Meeting.

THE THREE PILLAR STRATEGIC PLAN IS DELIVERING BOTH SHORT-TERM RESULTS WHILE SOLIDIFYING A FOUNDATION FOR INDUSTRY LEADING LONG-TERM GROWTH

Our Three Pillar Strategic Plan, which we launched in fiscal year 2020—over a year before our first conversations with NMC—is a roadmap that is delivering short-term results and solidifying Virtusa’s foundation for sustainable long-term growth and category leadership. During the first quarter of fiscal 2021, we made measurable progress against each of the Three Pillar objectives:

•	As we work toward more profitable revenue growth, the key driver is a larger and higher quality pipeline of digital and cloud transformation engagements. Year-over-year, Virtusa’s global pipeline has more than doubled to $5.2 billion, with digital representing over 70% of the total. This accomplishment is a function of new programs and campaigns, targeting new business, driving account margin accretion and accelerating core business development with digital and cloud partners.

•	We continued to diversify our revenue in the fiscal first quarter, with key gains in high-growth industry groups such as Communications and Technology and Media and Information. We also broke out the reporting of our Healthcare industry group to give increased transparency into the contribution of this important part of our business, which is expected to experience strong sequential growth starting in the fiscal second quarter of 2021. We believe a more diversified portfolio of industries, geographies and accounts tends to offer greater organic expansion opportunities, nurture new capability development and generate margin accretion.

•	In the fiscal first quarter we also delivered operating margin performance that exceeded our internal forecasts. This was driven in part by higher than expected utilization and efficient execution of our cost containment initiatives. We will continue to improve our pyramid efficiencies, increase utilization, enhance project profitability, and drive general and administrative expense leverage. We expect operating margins to exceed 9% during the second quarter and be in the low double-digit range by the fiscal third quarter of 2021.

The rigorous execution of the Three Pillar Strategic Plan, coupled with Virtusa’s innovative and agile response to current market conditions and changing client needs, are having a positive and material impact on top- and bottom-line performance and on our overall growth trajectory.

Fundamentally, your Board and management team are creating sustainable momentum that will allow us to achieve our longer-term financial objectives and drive shareholder value. The plan, the team and the strength of our end-to-end digital and cloud capabilities will enable us to continue to gain market share in this uncertain economic environment and emerge in a clear and sustainable leadership position.

A BOARD UNSURPASSED IN DEPTH AND BREADTH OF EXPERIENCE

Virtusa’s Board comprises individuals who possess the right mix of experience, industry relationships and qualifications needed to not just respond to these challenging times but to take advantage of them.

The board composition is aligned with the needs and challenges of today’s IT services industry. Its members are proven leaders with public and private company senior executive and board-level experience. It includes individuals who:

•	have founded the Company and presided over its evolution for two decades;
•	have served as senior executives or directors of much larger companies, including a former CEO of Citigroup;
•	are exceptionally well connected in key customer circles;
•	have deep domain and IT industry expertise
•	are successful investors in our sector;
•	qualify as financial experts; and,
•	have held prestigious teaching positions at leading universities, among other accomplishments.

Since 2016, we have added five new independent directors, comprising more than 50% of the Board, who continue to provide a fresh perspective and are fully aligned with shareholder interests.

Alongside its ongoing efforts to refresh its members, our Board continuously evaluates its governance policies and composition to ensure it adequately represents the interests of all shareholders. This commitment to principles of sound corporate governance is reflected in the Board’s average tenure of eight years and in its diversity of gender, race and ethnicity, with 67% of directors of a diverse background.

At this year’s annual meeting, we are seeking your support for the re-election of two highly qualified directors:

•	Al-Noor Ramji, who brings extensive industry, domain and operational experience arising from management positions in large, complex enterprises, enabling him to provide invaluable insights to the challenges facing Digital Engineering firms with respect to both the markets and clients they serve. Additionally, as the Chief Digital Officer of Prudential PLC, Mr. Ramji has deep knowledge of what enterprises are doing to transform themselves Digitally, has deep knowledge with both IT Application outsourcing companies and Digital Engineering firms and clearly represents the voice of the client; and,

•	Joseph G. Doody, who brings sophisticated business experience regarding the planning, business development and strategic management of complex, global organizations. Mr. Doody’s deep business experience, go-to-market and sales management knowledge is a tremendous asset as we continue to scale our platform. Additionally, Mr. Doody’s background and experience with North American and international markets, his in-depth knowledge of our target industries and first-hand knowledge of building balanced client portfolios are of significant importance as we execute our Three Pillar Strategic Plan.

At a time where expertise and differentiation are of paramount importance to expand Virtusa’s presence in an ever-growing market, Messrs. Ramji and Doody, along with the rest of the Board and management team, possess the necessary skills, relationships and qualifications to continue unlocking value for all of Virtusa’s shareholders.

We are confident our director candidates have the right expertise to continue guiding Virtusa to long-term success.

OUR BOARD WELCOMES DIALOGUE AND REMAINS RESOLUTE IN OUR PLAN AND APPROACH

The Board welcomes and values ideas from all of our shareholders, including NMC, but believes that our Three Pillar Strategic Plan is already achieving NMC’s stated objectives while also advancing the goal of long-term, sustainable value creation. The results from the fiscal first quarter and our second quarter guidance bear this out.

While navigating the challenges presented by the unprecedented global pandemic, your Board dedicated a great amount of time to working constructively with NMC to carefully evaluate its recommendations and avoid the expense and distraction of a proxy contest. Since NMC initially reached out to Virtusa on April 23, the Company’s management team and several Board members have engaged in extensive dialogue with NMC and its principals to better understand its views and perspectives, including interviewing two of NMC’s principals, Ramakrishna Prasad Chintamaneni and Chad Fauser, as well as NMC’s independent director candidates, Michael J. Baresich and Patricia B. Morrison, as part of the Board’s ongoing refreshment process.

Your Board continues to seek a consensual resolution that is in the best interests of all Virtusa shareholders. As such, in discussions between attorneys, our attorneys recently proposed appointing Ms. Morrison to the Board in order to resolve the matter amicably, but NMC rejected this proposal stating that it would settle only if either Mr. Fauser or Mr. Chintamaneni were added to the Board. Just one day later, we proposed adding Mr. Chintamaneni to the Board instead of Ms. Morrison in order to reach a settlement, but NMC rejected this proposal, indicating for the first time in these discussions that, in addition to seeking appointment of Mr. Fauser or Mr. Chintamaneni to the Board, NMC also wanted Ms. Morrison to be added to the Board.

Your Board also pointedly reviewed NMC's strategic and operational recommendations against the Company's current Three Pillar Strategic Plan and concluded that every suggestion was already being addressed in the execution of the plan and/or the general course of how Virtusa’s leadership team runs the overall business.

Furthermore, this Board has proved itself with rigorous oversight and creative and decisive stewardship as evidenced by the Company’s response and performance during these unprecedented times. We believe that changing our Board by electing two designees in response to a proxy contest by New Mountain (who has rejected our settlement offer to support one of their designees) would be ill-advised during a time when, more than ever, Board cohesiveness is critical in addressing macro conditions facing companies globally.

The Virtusa Board remains open to constructive engagement with NMC as it continues to execute on its value-creating Three Pillar Strategic Plan.

VOTE THE ENCLOSED WHITE PROXY CARD TODAY “FOR” VIRTUSA’S QUALIFIED DIRECTOR NOMINEES: AL-NOOR RAMJI and JOSEPH G. DOODY

Together with our management team, our Board, including Messrs. Ramji and Doody, has played an important role in the successful development, implementation and execution of our Three Pillar Strategic Plan and the performance it is yielding. We firmly believe that we have the right Board and strategy in place to win in the moment, for shareholders and clients, and secure our leadership on a go forward basis in a world where digital technology has never been more important.

We hope we can count on your support and encourage you to vote on the WHITE proxy card and “FOR” Virtusa’s nominees at the upcoming 2020 Annual Meeting.

Sincerely,

The Virtusa Board of Directors

If you have any questions, or need assistance in voting your shares on the WHITE proxy card, please call the firm assisting Virtusa with the solicitation of proxies:

TOLL-FREE at +1 (800) 322-2885 or via Email: VRTU@mackenziepartners.com

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a leading provider of digital business strategy, digital engineering, and information technology (IT) services and solutions that enable the digital transformation of Global 2000 enterprises by imagining, building and implementing the end-to-end technology solutions that are essential to compete in a digital-first world. Virtusa partners with the leading companies in the Banking, Financial Services, Insurance, Healthcare, Communications, Media, Entertainment, Travel, Manufacturing, and Technology industries.

Virtusa helps its clients accelerate their digital and overall business transformation by providing multi-disciplinary agile teams of consultants, designers, engineers and sophisticated gamified tools. The company integrates its deep doman and digital engineering expertise with proven assets and processes embedded in its unique Digital Transformation Studio model, resulting in a high performance end to end delivery. Its core services include consulting and system design, application engineering, analytics and data, digital process automation, enterprise application integration, cloud services and managed services.

Cautionary Information Regarding Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, management's forecast of financial performance, the impact of the COVID-19 pandemic and related economic conditions on our business and results of operations, the growth of our business and management’s plans, objectives, and strategies, the company’s ability to convert its pipeline into profitable revenue growth, the company’s ability to diversify its portfolio of industries, geographies and accounts, the company’s ability to increase its operating margins, the company’s ability to increase market share as a result of its Three Pillar Strategic Plan, the company’s ability to generate long-term value for its shareholders, the company’s financial performance and the impact of its operational changes, including its completed acquisitions and divestitures, the company’s operating leverage in pursuing growth opportunities, and the company’s upcoming 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), uncertainties regarding future actions that may be taken by New Mountain in furtherance of its nomination of director candidates for election at the company’s 2020 Annual Meeting. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this communication that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects and beliefs about the ability of our board of directors and management to execute on our strategy and drive shareholder value, beliefs about the ability of our board of directors and management to make decisions in the best interest of the company and all shareholders, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, those risks identified in Virtusa’s public filings with the Securities and Exchange Commission (the “SEC”), including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and subsequent filings with the SEC. Virtusa disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Important Stockholder Information

Virtusa filed with the Securities and Exchange Commission and mailed to its stockholders a definitive proxy statement and accompanying WHITE proxy cards in connection with the company’s 2020 Annual Meeting.  The proxy statement contains important information about the company, the 2020 Annual Meeting and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. The company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the company’s stockholders in connection with the matters to be considered at the company’s 2020 Annual Meeting. Information concerning the company’s directors and executive officers is included in the proxy statement.  The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the company with the Securities and Exchange Commission, may be obtained by investors and stockholders free of charge on the Securities and Exchange Commission's web site at www.sec.gov. Copies will also be available free of charge on the company's website at www.virtusa.com.

Media Contact:

Conversion Marketing

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Joele Frank, Wilkinson Brimmer Katcher

Nick Lamplough / Clayton Erwin

(212) 355-4449

Investor Contact:

ICR

William Maina, 646-277-1236

william.maina@icrinc.com

Additional Investor Contact:

MacKenzie Partners, Inc.

Bob Marese, 212-929-5405

bmarese@mackenziepartners.com